UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda

(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2005, Aspen Insurance Holdings Limited (the "Company"), a Bermudian company, entered into a five-year $400 million revolving credit facility pursuant to a credit agreement dated as of August 2, 2005 (the "Agreement") by and among the Company, certain of its direct and indirect subsidiaries (collectively, the "Borrowers"), the lenders party thereto, Barclays Bank plc, as administrative agent and letter of credit issuer, Bank of America, N.A. and Calyon, New York Branch, as co-syndication agents, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG, New York Branch, as co-documentation agents and The Bank of New York, as collateral agent. The facility will be used by any of the Borrowers to provide funding for the insurance subsidiaries of the Company, to finance the working capital needs of the Company and its subsidiaries and for general corporate purposes of the Company and its subsidiaries. The revolving credit facility provides for a $250 million subfacility for collateralised letters of credit. The facility will expire on August 2, 2010.

On the effective date, August 2, 2005, no borrowings were outstanding under the Agreement. The fees and interest rates on the loans and the fees on the letters of credit payable by the Borrowers increase based on the consolidated leverage ratio of the Company.

The Agreement replaces the Company's $150 million three-year credit agreement dated August 26, 2003, which would have expired on August 29, 2006, and the $50 million 364-day credit agreement, dated as of August 26, 2003, both of which were terminated as of August 2, 2005 upon the effectiveness of the Agreement.

Under the Agreement, the Company must maintain at all times a consolidated tangible net worth of not less than approximately $1.1 billion plus 50% of consolidated net income and 50% of aggregate net cash proceeds from the issuance by the Company of its capital stock, each as accrued from January 1, 2005. The Company must also not permit its consolidated leverage ratio of total consolidated debt to consolidated tangible net worth to exceed 35%. In addition, the Agreement contains other customary affirmative and negative covenants as well as certain customary events of default, including with respect to a change in control. The various affirmative and negative covenants, include, among others, covenants that, subject to important exceptions, restrict the ability of the Company and its subsidiaries to: create or permit liens on assets; engage in mergers or consolidations; dispose of assets; pay dividends or other distributions, purchase or redeem the Company's equity securities or those of its subsidiaries and make other restricted payments; permit the rating of any insurance subsidiary to fall below A.M. Best financial strength rating of B++ or S&P financial strength rating of A-; make certain investments; agree with others to limit the ability of the Company's subsidiaries to pay dividends or other restricted payments or to make loans or transfer assets to the Company or another of its subsidiaries. The Agreement also includes covenants that restrict the ability of the Company's subsidiaries to incur indebtedness and guarantee obligations.

Some of the lenders under the Agreement and their respective affiliates have various relationships with the Company to provide commercial banking, trust services, investment banking, underwriting and other financial services, for which they have and will receive customary fees and expenses.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement. A copy of the Agreement is filed herewith as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an OffBalance Sheet Arrangement of a Registrant

The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1.	Credit Agreement, dated as of August 2, 2005, by and among Aspen Insurance Holdings Limited, certain of its direct and indirect subsidiaries, the lenders party thereto, Barclays Bank plc, as administrative agent and letter of credit issuer, Bank of America, N.A. and Calyon, New York Branch, as co-syndication agents, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG, New York Branch, as co-documentation agents, The Bank of New York, as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)

Dated: August 4, 2005	By:	/s/ Julian Cusack
	Name:	Julian Cusack
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 2, 2005, by and among Aspen Insurance Holdings Limited, certain of its direct and indirect subsidiaries, the lenders party thereto, Barclays Bank plc, as administrative agent and letter of credit issuer, Bank of America, N.A. and Calyon, New York Branch, as co-syndication agents, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG, New York Branch, as co-documentation agents, The Bank of New York, as collateral agent.